Exhibit 10.1

BINDING LETTER OF INTENT

This Binding Letter Of Intent ( “LOI”) is dated May 1, 2022, and sets forth a summary of terms and conditions under which Star Alliance International Corp., a Nevada corporation with offices at 5743 Corsa Avenue Suite 218 West Lake Village, CA 91362, enters into this LOI with NSM USA (“NSM”), a Wyoming corporation, with offices at 30 North Gould Street Suite R Sheridan, WY 82801 to acquire fifty one percent (being 25,500,000 common shares of NSM), each individually a “Party” and together the “Parties”).

1.	NSM USA

a/. The principals of NSM confirm that they have the knowledge and expertise to develop mining projects.

b/. NSM currently owns four lithium mines In Nigeria (“Mines”).

c/. NSM although self-funded confirms that it does not have the cash resources to develop large scale mining deposits.

d/. NSM confirms that its expertise and technology enables it to develop these deposits which are suitable and economically viable.

2.	Star Alliance International Corporation

a/. STAR is a publicly traded company that owns gold mines in California and Honduras

b/. STAR through its connections has the ability to raise funds for new projects.

c/. STAR has a professional and knowledgeable team managing its operations and growth.

3.	The Parties shall enter into a definitive agreement as soon as possible but in any event within thirty days from the signing date of this LOI. NSM confirms that STAR owns Fifty-one Percent of the authorized shares of NSM, being 25,500,000 shares NSM common stock (“NSM Stock”).

4.	The general structure for this transaction is as follows:

a/. STAR will pay to NSM for the original issue of the NSM Stock the sum of Two Million US Dollars (“Purchase Price”).

b/. STAR owns 51% of NSM USA, a Wyoming corporation after the issuance of other common shares of NSM due and to be issued to others.

c/. NSM shall utilize the Purchase Price funds for approved, budgeted operating costs and for approved, budgeted capital expenditures of NSM for the development of the Mines.

d/. STAR shall approve all funds to be spent.

e/. STAR may not approve, in its sole discretion, any expenditure from the Purchase Price funds that is requested by NSM.

f/. NSM will seek new projects (e.g. other mines) suitable for it to operate.

5.	ASSUMED LIABILITIES. NSM has no liabilities as of the date of this LOI.

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6.  PRE-CLOSING COVENANTS. The Parties will use their reasonable best efforts to obtain all necessary third-party and government consents, if any, of any jurisdiction to which NSM and/or its operations and assets are subject, including, but not limited to, all certificates, permits, and approvals required for all its activities. Pending execution of this LOI, NSM will be able to (i) issue up to 24,500,000 shares of its common stock due to be issued by prior agreement so that the other shareholders shall own 49% of NSM of the authorized shares of NSM and; (ii) shall not authorize or consummate any sale of its assets other than in the ordinary course of business, without first receiving approval from STAR, which approval or denial shall be in STAR’s sole discretion.

7.	DUE DILIGENCE. STAR waives due diligence. NSM waives due diligence.

8.  CONFIDENTIALITY; NONCOMPETITION. Both STAR and NSM will keep all Confidential Information of the other strictly confidential. NSM, through or by its officers and directors, shall not disclose any information regarding STAR or NSM that would constitute material nonpublic information under U.S. Securities laws to anyone.

9.  NONSOLICITATION OF EMPLOYEES OF THE BUSINESS. The parties will not solicit or recruit the employees of the other.

10.  EXCLUSIVE DEALING. The Parties shall deal with each other exclusively with regard to the transaction at hand. There are no brokers or finders involved in the transaction that is the subject of this LOI and no fees or costs are payable to anyone as the result of the entry of the Parties into this LOI’s transaction.

11.  EXPENSES. Each party will be responsible for their own costs and expenses associated with the transactions contemplated hereby, including, but not limited to, legal fees and costs, and the costs associated with obtaining shareholder, governmental, and other third party approvals.

12.  INDEMNIFICATION: The Seller represents and warrants that STAR will not incur any liability in connection with the proposed transaction as to any third party with whom NSM or its agents have had discussions regarding the disposition of NSM’s common shares hereunder, and the Seller agrees to indemnify, defend and hold harmless STAR, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph will survive until the execution of the definitive agreement for the LOI’s transaction.

13.  THIRD PARTIES. This LOI is intended for the sole and exclusive benefit of the Parties hereto and their respective successors and controlling persons, and no other person, firm, or corporation shall have any third-party beneficiary or other rights hereunder.

14.  FORCE MAJEURE. If the completion of the paperwork for the definitive agreement envisioned is interrupted or prevented, directly or indirectly, by matters beyond the control of the Parties including, but not limited to, floods, fires, further governmental acts or directives, strikes or labor strife, power or service outages, civil unrest, and/or further acts of God ("Force Majeure Event"), the Parties shall agree to postpone or suspend the delivery of the definitive agreement only for as long as any Force Majeure Event continues to withhold the Parties from completing and executing the definitive agreement regarding the LOI’s transaction.

15.  DEFINITIVE AGREEMENT. As part of the consummation of the transaction covered by this LOI, each Party acknowledges that the Parties shall be bound to enter into final negotiations only to clarify any open matter or to correct any misunderstand matter, or to clarify the terminology to be included in the definitive agreement covering this LOI’s transaction (“Definitive Agreement”), along with all other necessary and customary representations and warranties of agreements covering similar situations and undertakings.

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16.  ENTIRE AGREEMENT / DEFINITIVE AGREEMENT. This LOI represents the current Agreement between the Parties hereto, supersedes all prior representations, negotiations, promises, understandings or agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and may not be modified or supplemented except by mutual agreement and signature between the Parties. In the event that the Parties draw a more definitive agreement to encompass the transactions herein envisioned, they may further delineate their duties and responsibilities as to any provisions, including but not limited to:

i.	any other related agreements containing relevant financial terms, for example, employment agreements or noncompetition agreements,
ii.	further representations and warranties
iii.	Obtaining employment and noncompetition agreements with key employees;

17.  GOVERNING LAW/JURISDICTION. This LOI shall be governed by, and construed in accordance with, the laws of the State of Nevada. The parties consent to the jurisdiction of the courts of Las Vegas, Nevada for the resolution of any dispute relating to this LOI.

Upon mutual execution of this Letter of Intent, the Parties will proceed with the above directives for consummating the transaction that is the subject matter of this LOI, in a timely manner.

Accepted and Agreed, as of May 1, 2022.

STAR ALLIANCE INTERNATIONAL CORP.,

By its Chairman of the Board,

/s/ Richard Carey

Richard Carey, COTB

NSM USA,

By its Chief Executive Officer,

/s/ Raymond F. Purdon

Raymond F. Purdon, CEO

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